Exhibit 10.2

2014 Target Bonuses

Executive Officer	Target Bonus (as percent of 2014 Base Salary)
David Hung, M.D. President and Chief Executive Officer	100%
Cheryl Cohen Chief Commercial Officer	60%
C. Patrick Machado Chief Business Officer and Chief Financial Officer	60%
Lynn Seely, M.D. Chief Medical Officer	60%